As filed with the Securities and Exchange Commission on February 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Palvella Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	30-0784346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

125 Strafford Avenue, Suite 360

Wayne, Pennsylvania 19087

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

2019 Equity Incentive Plan

2024 Equity Incentive Plan

(Full title of the plans)

Wesley H. Kaupinen

President and Chief Executive Officer
Palvella Therapeutics, Inc.

125 Strafford Ave

Suite 360

Wayne, Pennsylvania 19087

(484) 253-1461

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey, Esq.

Jennifer L. Porter, Esq.

Goodwin Procter LLP

3025 John F Kennedy Blvd

Philadelphia, PA 19104

(445) 207-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 13, 2024 (the “Closing Date”), Palvella Therapeutics, Inc., a Nevada corporation (the “Company” or “Palvella”) (previously named Pieris Pharmaceuticals, Inc. and our predecessor company (“Pieris”)), consummated the previously announced merger pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 23, 2024 (the “Merger Agreement”), by and among the Company, Polo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pieris, and Palvella Therapeutics, Inc., a Delaware corporation (“Legacy Palvella”).

In accordance with the Merger Agreement, on the Closing Date, each outstanding stock option to purchase shares of Legacy Palvella common stock originally granted under the Legacy Palvella 2019 Equity Incentive Plan (the “2019 Plan”) was assumed by the Company and was converted into, and became, a stock option to purchase shares of common stock of the Company and the Company assumed the 2019 Plan.

The Company is filing this Registration Statement on Form S-8 for the purpose of registering: (i) 643,410 shares of common stock issuable with respect to Legacy Palvella options assumed by the Company pursuant to the Merger Agreement under the 2019 Plan and (ii) 3,455,433 shares of common stock reserved and available for issuance under the Company’s 2024 Equity Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 29, 2024, as amended by Form 10-K/A, filed with the Commission on April 29, 2024;

(b)

 the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 15, 2024, for the quarter ended June 30, 2024, filed with the Commission on August 14, 2024 and for the quarter ended September 30, 2024, filed with the Commission on November 13, 2024;

(c)

 The Company’s Current Reports on Form 8-K (in each case other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports related to such items) filed with the Commission on March 27, 2024, April 18, 2024, May 9, 2024, July 3, 2024, July 24, 2024, August 8, 2024, October 3, 2024, December 3, 2024, December 12, 2024 and December 16, 2024;

(d)

 The description of the registrant’s common stock, par value $0.001 per share (the “Common Stock”) contained in the registrant’s Registration Statement on Form 8-A (File No. 001-37471), filed by the registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 24, 2015, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The registrant is a Nevada corporation and is generally governed by the Nevada Revised Statutes (the “NRS”).

The registrant’s amended and restated articles of incorporation, as amended, and amended and restated bylaws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of the registrant’s directors or officers or is or was serving at its request as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by NRS against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

NRS 78.7502 permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise (including as a manager of a limited liability company), for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to NRS 78.7502 may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any discretionary indemnification pursuant to the statutory mechanism provided under NRS 78.7502, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the NRS, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751 further provides that indemnification pursuant to the statutory mechanism provided under NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the registrant’s amended and restated articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

The registrant’s amended and restated articles of incorporation, as amended, provide that the liability of its directors and officers shall be eliminated or limited to the fullest extent permitted by the NRS. NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The registrant has entered into indemnification agreements with its directors and certain officers, in addition to the indemnification provided in the NRS, its amended and restated articles of incorporation and amended and restated bylaws, as amended, and intends to enter into indemnification agreements with any new directors and officers in the future. The registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of the registrant’s amended and restated articles of incorporation, as amended, amended and restated bylaws, as amended, indemnification agreements, and Nevada law is not intended to be exhaustive and is qualified in its entirety by such amended and restated articles of incorporation, as amended, amended and restated bylaws, as amended, indemnification agreements, or law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit table

3.1

Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on December 18, 2014).

3.2

Certificate of Change to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on April 18, 2024).

3.3

Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on December 12, 2024).

3.4

Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.11 to the registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on December 16, 2024).

3.5

Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on December 18, 2014).

3.6

Amendment to the Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on September 3, 2019).

4.1

Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37471) filed with the Commission on August 11, 2016).

4.2

Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on February 4, 2019).

4.3

Certificate of Designation of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on November 4, 2019).

4.4

Certificate of Designation of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on August 8, 2024).

4.5

Certificate of Designation of Series E Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on May 21, 2021).

4.6

Certificate of Designation of Series F Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37471) filed with the Commission on August 11, 2016).

4.7

Certificate of Withdrawal of the Series F Preferred Stock (incorporated by reference to Exhibit 3.10 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on December 16, 2024).

4.8

Registration Rights Agreement by and among the Registrant and certain purchasers, dated December 13, 2024 (incorporated by reference to Exhibit 10.26 to the registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on December 16, 2024).

4.9	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on December 16, 2024).
5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).
99.1#

Palvella Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-4 (File No. 333-281459) filed with the Commission on August 9, 2024).

99.2#

Amendment No. 1 to Palvella Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-4 (File No. 333-281459) filed with the Commission on August 9, 2024).

99.3#

Form of Incentive Stock Option Agreement under the Palvella Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-4 (File No. 333-281459) filed with the Commission on August 9, 2024).

99.4#

Form of Non-Qualified Stock Option Agreement under the Palvella Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-4 (File No. 333-281459) filed with the Commission on August 9, 2024).

99.5#

Palvella Therapeutics, Inc. 2024 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) as filed with the Commission on December 12, 2024).

99.6#

Form of Stock Option Grant Notice and Stock Option Agreement under the Palvella Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.29 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on December 16, 2024).

99.7#

Form of Notice of Grant of Restricted Stock Units Award under the Palvella Therapeutics, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.30 to the Registrant’s Current Report on Form 8-K (File No. 001-37471) filed with the Commission on December 16, 2024).

107*	Filing fee table.

*	Filed herewith.
#	Denotes management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Commonwealth of Pennsylvania, on this 18th day of February, 2025.

Palvella Therapeutics, Inc.

By:	/s/ Wesley H. Kaupinen
Name: Wesley H. Kaupinen
Title: President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Wesley H. Kaupinen and Matthew Korenberg, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Wesley H. Kaupinen	President, Chief Executive Officer and Director	February 18, 2025
Wesley H. Kaupinen	(Principal Executive Officer)

/s/ Matthew E. Korenberg	Chief Financial Officer and Treasurer	February 18, 2025
Matthew E. Korenberg	(Principal Financial Officer and Principal Accounting Officer)

/s/ George M. Jenkins	Chairman of the Board of Directors	February 18, 2025
George M. Jenkins

/s/ Todd C. Davis	Director	February 18, 2025
Todd C. Davis

/s/ Elaine J. Heron, Ph D.	Director	February 18, 2025
Elaine J. Heron, Ph D.

/s/ Christopher Kiritsy	Director	February 18, 2025
Christopher Kiritsy

/s/ Tadd S. Wessel	Director	February 18, 2025
Tadd S. Wessel